UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(AMENDMENT NO. 13)*

Alimera Sciences, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

016259102
(CUSIP Number)

December 31, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

       [ X ] Rule 13d-1(b)
       [     ] Rule 13d-1(c)
       [     ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 016259102

13G

Page 2 of 12 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Patrick Lee, MD

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)

(a) [    ]
(b) [ x ]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE OF ORGANIZATION
USA


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER

 0

6.
SHARED VOTING POWER

802,423

7.
SOLE DISPOSITIVE POWER

 0

8.
SHARED DISPOSITIVE POWER

 802,423

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 802,423

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 11.57%

12.
TYPE OF REPORTING PERSON (see instructions)

 IN, HC







CUSIP No. 016259102

13G

Page 3 of 12 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Anthony Joonkyoo Yun, MD

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)

(a) [    ]
(b) [ x ]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE OF ORGANIZATION
 USA


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER

 0

6.
SHARED VOTING POWER

802,423

7.
SOLE DISPOSITIVE POWER

 0

8.
SHARED DISPOSITIVE POWER

 802,423

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

802,423

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11.57%

12.
TYPE OF REPORTING PERSON (see instructions)

 IN, HC









CUSIP No. 016259102

13G

Page 4 of 12 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Palo Alto Investors LP

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)

(a) [    ]
(b) [ x ]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE OF ORGANIZATION
California


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER

 0

6.
SHARED VOTING POWER

802,423

7.
SOLE DISPOSITIVE POWER

 0

8.
SHARED DISPOSITIVE POWER

 802,423

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 802,423

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 11.57%

12.
TYPE OF REPORTING PERSON (see instructions)

 OO, IA







CUSIP No. 016259102

13G

Page 5 of 12 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

PAI LLC

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)

(a) [    ]
(b) [ x ]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE OF ORGANIZATION
California


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER

 0

6.
SHARED VOTING POWER

802,423

7.
SOLE DISPOSITIVE POWER

 0

8.
SHARED DISPOSITIVE POWER

 802,423

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 802,423

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 11.57%

12.
TYPE OF REPORTING PERSON (see instructions)

 OO, IA







CUSIP No. 016259102

13G

Page 6 of 12 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Palo Alto Healthcare Master Fund, L.P.

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)

(a) [    ]
(b) [ x ]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER

 0

6.
SHARED VOTING POWER

312,884

7.
SOLE DISPOSITIVE POWER

 0

8.
SHARED DISPOSITIVE POWER

 312,884

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 312,884

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 4.51%

12.
TYPE OF REPORTING PERSON (see instructions)

 PN







CUSIP No. 016259102

13G

Page 7 of 12 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Palo Alto Healthcare Master Fund II, L.P.

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)

(a) [    ]
(b) [ x ]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER

 0

6.
SHARED VOTING POWER

459,385

7.
SOLE DISPOSITIVE POWER

 0

8.
SHARED DISPOSITIVE POWER

 459,385

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 459,385

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 6.62%

12.
TYPE OF REPORTING PERSON (see instructions)

 PN











CUSIP No. 016259102

13G

Page 8 of 12 Pages

Item 1.

(a)
Name of Issuer

Alimera Sciences, Inc.




(b)
Address of Issuer's Principal Executive Offices

6310 Town Square, Suite 400, Alpharetta, GA 30005

Item 2.

(a)
Name of Person Filing

Palo Alto Investors LP ("PAI")
PAI LLC ("PAI GP"), Patrick Lee, MD, Anthony Joonkyoo Yun, MD
Palo Alto Healthcare Master Fund, L.P. ("Healthcare Master")
Palo Alto Healthcare Master Fund II, L.P. ("Healthcare Master II") (collectively, the "Filers").




(b)
The address of the principal place of the Filers except for Healthcare
 Master and Healthcare Master II is located at:

470 University Avenue, Palo Alto, CA 94301

The principal business office of Healthcare Master and Healthcare Master
 II is located at:

Cayman Corporate Centre, 27 Hospital Road
George Town, Grand Cayman KY1-9008
Cayman Islands




(c)
 For citizenship of Filers, see Item 4 of the cover sheet for each Filer.





(d)
Title of Class of Securities

Common Stock and Preferred Stock




(e)
CUSIP Number

016259102

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:


(a)
[  ]
Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).





(b)
[  ]
Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).





(c)
[  ]
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).







(d)
[  ]
Investment company registered under section 8 of the Investment
 Company Act of 1940 (15 U.S.C. 80a-8).


(e)
[x]
An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);(as to PAI)

CUSIP No. 016259102

13G

Page 9 of 12 Pages










(f)
[  ]
An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);





(g)
[x]
A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G); as to Dr. Lee and Dr. Yun)





(h)
[  ]
A savings associations as defined in Section 3(b) of the Federal
 Deposit Insurance Act (12 U.S.C. 1813);





(i)
[  ]
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);





(j)
[  ]
Group, in accordance with 240.13d-1(b)(1)(ii)(J).



CUSIP No. 016259102

13G

Page 10 of 12 Pages

Item 4. Ownership.

See Items 5-9 and 11 of the cover page for each Filer. The number of shares held by the Filers includes (1) 200,919 shares of Common
 Stock that they hold directly and (2) 601,504 shares of Common Stock that they may acquire on conversion of shares of the Company's Series
 A Convertible Preferred Stock ("Series A Preferred") that they hold.
 Shares of Common Stock are held by Healthcare Master and Healthcare Master II.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Healthcare Master has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

PAI is a registered investment adviser and investment adviser of investment limited partnerships, and is the investment adviser to other investment funds. PAI GP is the general partner of investment limited partnerships. PAI's clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No individual client outside of Healthcare Master and Healthcare Master II separately holds more than five percent of the outstanding Stock.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

N/A

Item 8. Identification and Classification of Members of the Group.

Dr. Lee and Dr. Yun co-manage PAI. The Filers are filing this Schedule 13G jointly, but not as members of a group, and each of them expressly disclaims membership in a group. Each Filer disclaims beneficial ownership of the Stock except to the extent of that Filer's pecuniary interest therein.

Schedule 13G on behalf of Healthcare Master and Healthcare Master II should not be construed as an admission that any of them is, and each disclaims that it is, a beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of any of the Stock covered by this Schedule 13G.

Item 9. Notice of Dissolution of Group.

N/A




CUSIP No. 016259102

13G

Page 11 of 12 Pages

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits, Exhibit A Joint Filing Agreement.


SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief,
 I certify that the information set forth in this statement is true, complete and correct.,Dated: February 14, 2022, PALO ALTO
 HEALTHCARE MASTER FUND, L.P.
PALO ALTO HEALTHCARE MASTER FUND II, L.P ., By: PAI LLC, General Partner PALO ALTO INVESTORS LP, By: /s/ Angela Nguyen-Dinh, Chief Compliance Officer PAI LLC, By: /s/ Patrick Lee, MD, /s/ Patrick Lee, MD, /s/ Anthony Joonkyoo
 Yun, MD



CUSIP No. 016259102

13G

Page 12 of 12 Pages

EXHIBIT A
AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G, The undersigned agree to file jointly with the Securities and Exchange
 Commission (the "SEC") any and all statements on Schedule 13D or
 Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases and sales by the undersigned of the securities of any issuer until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G. For that purpose, the undersigned hereby constitute and appoint Palo Alto Investors, LP, a California limited partnership, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section
 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases and sales, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G.
,Dated: February 14, 2022, PALO ALTO HEALTHCARE MASTER FUND, L.P.
PALO ALTO HEALTHCARE MASTER FUND II, L.P., By: PAI LLC, General Partner
PALO ALTO INVESTORS LP, By: /s/ Angela Nguyen-Dinh, Chief Compliance Officer
PAI LLC, By: /s/ Patrick Lee, MD, /s/ Patrick Lee, MD, /s/ Anthony
 Joonkyoo Yun, MD